As filed with the Securities and Exchange Commission on November 8, 2011

Registration No. 333-177774

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pacific Drilling S.A.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Grand Duchy of Luxembourg	1381	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

16, Avenue Pasteur

L-2310 Luxembourg

+352 27 85 81 35

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Kinga E. Doris

Vice President, General Counsel and Secretary

3050 Post Oak Blvd., Suite 1500

Houston, Texas 77056

+1 (713) 334-6662

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

David P. Oelman Douglas E. McWilliams Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222	Joshua Davidson Baker Botts L.L.P. 910 Louisiana Street, Suite 3200 Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Pacific Drilling S.A. is filing this Amendment No. 1 (the “Amendment”) to its Registration Statement on Form F-1 (Registration No. 333-177774) (the “Registration Statement”) as an exhibit-only filing to re-file Exhibits 5.1, 8.1 and 8.2 previously filed with the Registration Statement and to amend and restate the list of exhibits set forth in Item 8 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The Prospectus is unchanged and has been omitted.

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Pursuant to Luxembourg law on agency, agents are entitled to be reimbursed any advances or expenses made or incurred in the course of their duties, except in cases of fault or negligence on their part. Luxembourg law on agency is applicable to the mandate of directors and agents of the Company.

Pursuant to Luxembourg law, a company is generally liable for any violations committed by employees in the performance of their functions except where such violations are not in any way linked to the duties of the employee.

We intend to amend our articles of association to provide that directors and officers, past and present, are entitled to indemnification from us to the fullest extent permitted by Luxembourg law against liability and all expenses reasonably incurred or paid by such director or officer in connection with any claim, action, suit or proceeding in which such director or officer is involved by virtue of his or her being or having been a director or officer and against amounts paid or incurred by such director or officer in the settlement thereof.

No indemnification will be provided against any liability to us or our shareholders (i) by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of a director or officer; (ii) with respect to any matter as to which any director or officer shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company; or (iii) in the event of a settlement, unless approved by a court or the board of directors.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our articles of association, agreement, vote of shareholders or disinterested directors or otherwise.

We currently have and expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the underwriters against certain liabilities.

Item 7. Recent Sales of Unregistered Securities.

The following information relates to securities we have issued or sold within the past three years that were not registered under the Securities Act. We believe that each of these transactions was exempt from the registration requirements pursuant to Section 4(2) of the Securities Act, Regulation D or Regulation S promulgated thereunder or Rule 701 of the Securities Act. The issuance and sale of securities described below are those of Pacific Drilling S.A.

On March 30, 2011, our Board of Directors resolved for Quantum Pacific (Gibraltar) Limited to become the indirect sole shareholder of all issued common shares of our Predecessor in exchange for the issuance of 145,000,000 of our common shares. The exchange was made in reliance on Section 4(2).

On April 6, 2011, we completed an offering of 60,000,000 common shares (the “2011 Private Placement”) to certain international institutional investors and other professional investors in Norway and outside the United States in reliance upon Regulation S under the Securities Act, Qualified Institutional Buyers (“QIBs”) in the United States pursuant to Rule 144A and other “accredited investors” pursuant to Section 4(2) or Reg D of the

Securities Act at a price per share of $10.00. Pareto Securities acted as the Global Coordinator for the 2011 Private Placement and Pareto Securities, DnB NOR Markets and RS Platou Markets acted as Joint Bookrunners, with Fearnley Fonds, Nordea Markets and SEB Enskilda also participating as co-managers. In connection with the 2011 Private Placement, the managers earned a base commission of 2.75% and a discretionary fee of 1%. We received approximately $576 million in net proceeds from the 2011 Private Placement. We believe the issuances in this offering were exempt from registration pursuant to Section 4(2), Rule 144A, Regulation S or Regulation D of the Securities Act based upon the representations to us or the Managers by each investor or investor transferee that such investor is an “accredited investor” as defined in Rule 501(a) under the Securities Act, such investor is a non-US person and otherwise complies with the requirements for relation of Regulation S, or such investor is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, as the case may be.

On March 31, 2011, we concurrently (i) adopted the Pacific Drilling S.A. 2011 Omnibus Stock Incentive Plan (the “2011 Plan”) and (ii) terminated the 2009 Plan and substituted all outstanding awards (the “Substitution”) under the 2009 Plan with new awards of options to purchase common shares under the 2011 Plan, which is described below. The Substitution took into account the fair market value of the common shares at the time of the Substitution. On March 31, 2011, we also granted new stock options under the 2011 Plan to members of our senior management and other key employees. Under the 2011 Plan, a total of 2,801,311 options have been granted to our employees, of which 1,998,660 were granted to members of senior management. The exercise price of the new stock options and those granted in the Substitution was $10.00 per share, the purchase price under the 2011 Private Placement. The grants expire on March 31, 2021.

We also have granted awards of 12,000 restricted stock units under the 2011 Plan to certain members of our Board of Directors in November 2011. These restricted stock units will be settled in shares of our stock and will vest over a period of four years.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description
* 1.1	Form of Underwriting Agreement

* 3.1	Articles of Association of Pacific Drilling S.A.

* 3.2	Form of Amended and Restated Articles of Association of Pacific Drilling S.A.

5.1	Opinion of Loyens & Loeff, Avocats à la Cour regarding the legality of the shares being registered

8.1	Opinion of Loyens & Loeff, Avocats à la Cour regarding certain Luxembourg tax matters

8.2	Opinion of Vinson & Elkins L.L.P. regarding certain U.S. tax matters

*10.1	Amendment and Restatement Agreement in Respect of the Project Facilities Agreement and the Intercreditor Agreement, dated March 30, 2011, among Pacific Bora Ltd., Pacific Mistral Ltd., Pacific Scirocco Ltd. and Pacific Santa Ana Ltd., as Borrowers, Pacific Drilling Limited, as Guarantor, and the arrangers, lenders and agents named therein

*10.2	Agreement for Standby Letter of Credit, dated as of July 7, 2011, between Pacific Drilling (Gibraltar) Limited and Citibank, N.A.

*10.3	Guaranty, dated as of July 7, 2011, by Quantum Pacific International Limited, as guarantor, in favor of Citigroup Inc. and each subsidiary or affiliate thereof

*10.4	Pledge Agreement, dated as of June 27, 2011, between Pacific Drilling (Gibraltar) Limited, as pledgor, and Citibank, N.A.

Exhibit Number	Description

*10.5	Pacific Drilling S.A. 2011 Omnibus Stock Incentive Plan

*10.6	Form of Registration Rights Agreement between Pacific Drilling S.A. and Quantum Pacific (Gibraltar) Limited

*21.1	Subsidiaries of Pacific Drilling S.A.

*23.1	Consent of KPMG LLP (Pacific Drilling S.A.)

*23.2	Consent of KPMG LLP (Pacific Drilling S.A. and Subsidiaries)

*23.3	Consent of Ernst & Young LLP (Transocean Pacific Drilling Inc.)

23.4	Consent of Loyens & Loeff, Avocats à la Cour (contained in Exhibit 5.1)

23.5	Consent of Loyens & Loeff, Avocats à la Cour (contained in Exhibit 8.1)

23.6	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.2)

*24.1	Power of Attorney

*	Previously filed
(b)	Financial Statement Schedules

The financial statement schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of Predecessor or related notes thereto.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on November 8, 2011.

PACIFIC DRILLING S.A.

By:	/s/ Christian J. Beckett
Name: Christian J. Beckett
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on November 8, 2011.

Signature	Title

/s/ Christian J. Beckett Christian J. Beckett	Chief Executive Officer and Executive Director (Principal Executive Officer)

/s/ William J. Restrepo William J. Restrepo	Chief Financial Officer (Principal Financial Officer)

/s/ Paul T. Reese Paul T. Reese	Vice President, Controller (Principal Accounting Officer)

* Ron Moskovitz	Chairman

* Laurence N. Charney	Director

* Jeremy Asher	Director

* Paul Wolff	Director

* Cyril Ducau	Director

* Sarit Sagiv	Director

*	The undersigned, by signing his name hereto, does execute this registration statement on behalf of the persons identified above pursuant to a power-of-attorney.

By:	/s/ Christian J. Beckett
Christian J. Beckett Attorney-in-Fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative of Pacific Drilling S.A. in the United States, has signed this registration statement in Houston, Texas, on November 8, 2011.

By:	/s/ Kinga E. Doris
	Name:	Kinga E. Doris
	Title:	Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
*1.1	Form of Underwriting Agreement

*3.1	Articles of Association of Pacific Drilling S.A.

*3.2	Form of Amended and Restated Articles of Association of Pacific Drilling S.A.

5.1	Opinion of Loyens & Loeff, Avocats à la Cour regarding the legality of the shares being registered

8.1	Opinion of Loyens & Loeff, Avocats à la Cour regarding certain Luxembourg tax matters

8.2	Opinion of Vinson & Elkins L.L.P. regarding certain U.S. tax matters

*10.1	Amendment and Restatement Agreement in Respect of the Project Facilities Agreement and the Intercreditor Agreement, dated March 30, 2011, among Pacific Bora Ltd., Pacific Mistral Ltd., Pacific Scirocco Ltd. and Pacific Santa Ana Ltd., as Borrowers, Pacific Drilling Limited, as Guarantor, and the arrangers, lenders and agents named therein

*10.2	Agreement for Standby Letter of Credit, dated as of July 7, 2011, between Pacific Drilling (Gibraltar) Limited and Citibank, N.A.

*10.3	Guaranty, dated as of July 7, 2011, by Quantum Pacific International Limited, as guarantor, in favor of Citigroup Inc. and each subsidiary or affiliate thereof

*10.4	Pledge Agreement, dated as of June 27, 2011, between Pacific Drilling (Gibraltar) Limited, as pledgor, and Citibank, N.A.

*10.5	Pacific Drilling S.A. 2011 Omnibus Stock Incentive Plan

*10.6	Form of Registration Rights Agreement between Pacific Drilling S.A. and Quantum Pacific (Gibraltar) Limited

*21.1	Subsidiaries of Pacific Drilling S.A.

*23.1	Consent of KPMG LLP (Pacific Drilling S.A.)

*23.2	Consent of KPMG LLP (Pacific Drilling S.A. and Subsidiaries)

*23.3	Consent of Ernst & Young LLP (Transocean Pacific Drilling Inc.)

23.4	Consent of Loyens & Loeff, Avocats à la Cour (contained in Exhibit 5.1)

23.5	Consent of Loyens & Loeff, Avocats à la Cour (contained in Exhibit 8.1)

23.6	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.2)

*24.1	Power of Attorney

*	Previously filed